UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 15, 2013 (January 11, 2013)

FIFTH & PACIFIC COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10689	13-2842791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1441 Broadway, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 354-4900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Fifth & Pacific Companies, Inc. (the “Company”) is filing this Current Report on Form 8-K to report the departure of Mr. John Moroz, Senior Vice President Global Operations, in connection with the elimination of his position.  The Company and Mr. Moroz have entered into an Agreement and General Release (the “Agreement”) dated January 11, 2013, which details the terms of his departure and supersedes all prior severance and performance incentive agreements between the Company and Mr. Moroz. Under the Agreement, Mr. Moroz will receive cash payments totaling $562,500 (representing 1 times his base salary and target bonus), and continued medical coverage for six months. In addition, the Compensation Committee of the Company’s Board of Directors determined, as provided for under the Company’s stockholder-approved incentive plans, to accelerate the vesting of an aggregate of 10,625 unvested non-qualified stock options to purchase common stock of the Company which were previously granted to Mr. Moroz and which would have otherwise vested on March 1, 2013.

Specifically, the following outstanding unvested awards will vest in full:

-               5,000 options granted to Mr. Moroz as of March 2010 with an exercise price of $7.10;

-               2,500 options granted to Mr. Moroz as of March 2011 with an exercise price of $4.97; and

-               3,125 options granted to Mr. Moroz as of March 2012 with an exercise price of $11.10

As a condition to the payments and benefits provided by the Company pursuant to the Agreement, Mr. Moroz delivered a general release of claims in favor of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH & PACIFIC COMPANIES, INC.

Date: January 15, 2013	By:	/s/ Nicholas Rubino
	Name:	Nicholas Rubino
	Title:	Senior Vice President – Chief Legal Officer, General Counsel and Secretary